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                          May 16, 2022

       Hector Ruiz
       General Counsel
       Canoo Inc.
       19951 Mariner Avenue
       Torrance, California 90503

                                                        Re: Canoo Inc.
                                                            CIK 0001750153
                                                            Form S-3 filed May
10, 2022
                                                            File No. 333-264842

       Dear Mr. Ruiz:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Alex
King at 202-551-8631 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing
       cc:                                              Robert Goedert